Filed pursuant to Rule 424(b)(2) 424(b)(8)
Registration Statement Nos. 333-132370 and 333-132370-01

		CALCULATION OF REGISTRATION FEE

Class of securities offered			Medium-Term Senior Notes, Series D
Aggregate offering price			$500,000,000
Amount of registration fee			$53,500(1)

(1) The filing fee of $53,500 is calculated in accordance with Rule 457(r) of the Securities Act of 1933. Pursuant to Rule 457(p) under the Securities Act of 1933, the $792,772.62 remaining of the filing fees previously paid with respect to unsold securities that were registered pursuant to a Registration Statement on Form S-3 (No. 333-119615) filed by Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc., on October 8, 2004 is being carried forward, of which $53,500 is offset against the registration fee due for this offering and of which $ $739,272.62 remains available for future registration fees. No additional registration fee has been paid with respect to this offering.



Pricing Supplement No. MTNDD062 - Dated December 20, 2006

(To Prospectus Supplement Dated April 13, 2006 and
Prospectus Dated March 10, 2006)
	Citigroup Funding Inc.
	Medium-Term Senior Notes, Series D
	Payments Due from Citigroup Funding Inc.
	Fully and Unconditionally Guaranteed by Citigroup Inc.

			CITIGROUP FUNDING INC.


Principal Amount or Face Amount:		$ 500,000,000.00
Issue Price:				100%
Proceeds to Company on original issuance:	$ 499,125,000
Commission:				$ 875,000
Agents' capacity on original issuance:
	Citigroup Global Markets Inc.: 		$ 490,000,000
	SBK-Brooks Investment Corporation: 	$ 5,000,000
	Apex Pryor Securities,
	a Division of Rice Financial
	Products Company:   		$ 5,000,000



Citigroup Global Markets Inc.'s capacity on original issuance: As Principal If as Principal
       |x| The Registered Notes are being offered at varying prices related to prevailing market prices at the time of resale.
       | | The Registered Notes are being offered at a fixed initial public offering price 100% of Principal Amount or Face Amount.

Form of Note: 			Global
Original Issue Date:			December 28, 2006
Stated Maturity:			December 28, 2009
Specified Currency:
(If other than U.S. Dollars)
Authorized Denominations:		Minimum USD 1,000 and minimum
(If other than as set forth 		increments of USD 1,000 thereafter
in the Prospectus Supplement)

Interest Payment Dates: 		The 28th of every March/June/September/December
				(provided such dates are Business Days
				in New York)

First Interest Payment Date: 		March 28, 2007
Accrue to Pay:  			Yes
Indexed Principal Note:
Type of Interest on Note:		Floating Rate
Interest Rate (Fixed Rate Notes): 	N/A
Base Rate (Floating Rate Notes): 	Fed Funds Rate
Calculation Agent:  			Citibank
Computation of Interest:  		Actual over 360
(If other than as set forth
in the Prospectus Supplement)
Interest Reset Dates:  		Daily
Rate Determination Dates: 		Same Day, no lookback
(If other than as set forth 		(provided such dates are Business Days
in the Prospectus Supplement)		in New York) with 2 Business Day rate cutoff


Index:	   			Fed Funds
Spread: 				+ 14.25 basis points

Computation of Interest:
(If other than as set forth
in the Prospectus Supplement)
Spread Multiplier:
Change in Spread, Spread Multiplier
or Fixed Interest Rate prior
to Stated Maturity:
Maximum Interest Rate:
Minimum Interest Rate:

Calculation Agent:  			Citibank, N.A.
Amortizing Note:   			No
Renewable Note: 			No
Optional Extension of Maturity: 	No

Optional Redemption:   		No
   Optional Redemption Dates:
   Redemption Prices:
   Redemption:

Optional Repayment: 		No
	Optional Repayment Dates:
	Optional Repayment Prices:

Discount Note:   			No
	Total Amount of OID:
	Bond Yield to Call:
	Bond Yield to Maturity:
	Yield to Maturity:

Cusip:  				1730T0BN8